UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2015

SCIENCE TO CONSUMERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-190391	33-1227949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Faraday Str. 31, Leipzig, Germany	04159
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 49(0)1738264717

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 1, 2013, Science to Consumers Inc., a private Nevada corporation (the “Assignor”), entered into a License Agreement with Protein Genomics Inc. pursuant to which the Assignor acquired the rights from Protein Genomics Inc. to sell certain products, as more particularly described in the License Agreement.

On January 19, 2015, our company (the “Assignee”) entered into an Assignment Agreement with the Assignor, pursuant to which we have acquired the right, title and interest to the License Agreement and all obligations, benefits and advantages thereunder in relation to the territory under the License Agreement. Under the terms of the Assignment Agreement, Burt Ensley, the current sole director and officer of the Assignor and chief executive officer of the Assignee, will be issued 2,000,000 shares of common stock of the Assignee as consideration for the transfer of the License Agreement.

The Assignment Agreement shall terminate and the shares shall be cancelled and returned in the event that:

the acquisition of the Assignor is not completed by March 31, 2015;

should the Assignee waive the acquisition completion date, above, the sales of the products have not generated gross revenues of $250,000 within 12 months of January 19, 2015, or

Burt Ensley does not complete the Stock Purchase Agreement dated June 23, 2014 and amended on January 26, 2015 with Vitaliy Gorelik, president, chief financial officer, treasurer and sole director of the Assignee, by April 30, 2015.

Item 9.01	Financial Statements and Exhibits

10.1	Assignment Agreement dated January 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE TO CONSUMERS, INC.

/s/ Burt Ensley
Burt Ensley
Chief Executive Officer

Date: February 4, 2015